ITEX Corporation Announces Credit Facility Increase

U.S. Bank Expands Line of Credit to $2.5 million

Bellevue, WA – November 12, 2009 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, today announced that the credit facility with its primary banking institution had been expanded to $2,500,000.

ITEX and U.S. Bank entered into an agreement to increase the maximum loan amount under its revolving credit facility from $1.5 million to $2.5 million. The interest rate of the facility is one-month LIBOR + 2%; equating to a current interest rate of 2.24%.

Steven White, Chairman and CEO noted, “There is currently no outstanding balance under this line of credit and we have no immediate plans for use.  However, we felt it prudent to increase our access to additional capital in order to position us to take advantage of potential opportunities. U.S. Bank has been a great partner over the years and we appreciate the support it has provided to help us expand our business.”

Timothy J. Flynn, Vice President of Commercial Banking for U.S. Bank, commented, “We are pleased with ITEX’s consistent financial performance and overall success during the last six years.  During this period, ITEX has done an exceptional job strengthening its balance sheet, increasing positive cash flow, eliminating debt associated with its acquisitions, and demonstrating sound fiscal management.  These factors, along with our positive and open communications with ITEX’s management, were instrumental in approving the increase in the line of credit limit.”

About ITEX

ITEX, The Membership Trading CommunitySM, is a thriving network of participating member businesses.  Members increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services.  ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions.  ITEX is headquartered in Bellevue, WA.  For more information, please visit ITEX’s website at www.itex.com.  We routinely post important information on the investor relations portion of our website.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at www.sec.gov.   All information set forth in this release is as of November 12, 2009, and ITEX undertakes no duty to update this information.

For more information, please visit www.itex.com